Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2013 third Quarter Results

For Further Information Contact:

     Jim Polson

     FTI Consulting

     Phone: 312-553-6730

     Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— August 5, 2013—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2013 third quarter ended June 30, 2013.

Fiscal 2013 Third Quarter Highlights

•	Revenue of $36.6 million in the third quarter of fiscal 2013
•	Goodwill impairment charge of $22.7 million related to the carrying value of the Medical Products business
•	Operating loss of $16.8 million includes a goodwill impairment non-cash charge ($22.7 million), IT platform enhancement expense ($1.7 million), and additional customer service support ($0.2 million)
•	Net loss of $13.8 million, or $1.46 per diluted share, included a total $2.03 per diluted share of items related to:
o	Goodwill impairment charge ($1.88 per share),
o	IT platform enhancement expenses ($0.13 per share), and
o	Additional customer service support ($0.02 per share).
•	Adjusted for goodwill impairment, net income of $4.0 million
•	Adjusted EBITDA of $11.1 million
•	Updated Financial Guidance:
o	Revenue reaffirmed at a range of $150 million to $155 million
o	Adjusted EBITDA lowered to a range of $47 million to $49 million
o	Net Income range lowered to a range of $18.5 million to $20.5 million, excluding goodwill impairment charge.
•	Anticipate restructuring charges of $0.7 million in the fourth quarter of fiscal 2013 associated with a global optimization initiative within the Radiation Measurement business, generating operating expense reductions of approximately $1.3 million annually.
•	Extended our $175 million Credit Facility maturity date through July 2018, obtained more flexible covenants, and reduced overall cost of borrowing with lower credit spreads.

- more -

“Our Radiation Measurement and Medical Physics segments are performing as we had planned at their respective operating income levels when guidance for FY 2013 was originally communicated last November, but unplanned market challenges in our Medical Products business have caused us to take an impairment charge and lower EBITDA and net income guidance for FY 2013,” stated Bill Saxelby, President and CEO of Landauer.

“The core Radiation Measurement business continues to perform in line with our expectations for FY 2013 and we are taking steps to improve global efficiency and reduce costs which are a byproduct of creating the management structure around this segment announced in FY 2012. These changes are primarily affecting our European operations. The operating margin performance in our Medical Physics business reflects the positive momentum generated by our profitability improvement initiatives over the last several quarters, and we see increased interest from large hospital systems regarding our enterprise wide radiation safety solution driving opportunities for future growth. In the Medical Products business the new management team’s leadership and direction, sales structure changes and product development efforts have begun to show results in an improved revenue run rate, a significantly improved revenue pipeline for the business, and new business development opportunities. Despite the disappointing year to date results for this business, we are confident that we have the right team and strategy in place to drive profitable growth long-term in this high margin consumable segment.”

“We have taken proactive steps to improve the performance of our traditional Radiation Measurement business and Medical Physics businesses while addressing the competitive sales environment in our Medical Products business. Our focus will continue to be on generating free cash flow to invest in future growth opportunities and maintaining robust dividend distributions to our shareholders,” added Saxelby.

Third Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the third fiscal quarter of 2013 and for the third fiscal quarter of 2012 were $36.6 million and $39.2 million, respectively. The Medical Products segment revenue decreased $1.9 million and revenues in the Radiation Measurement and Medical Physics segments decreased by $0.5 million and $0.2 million, respectively, over the prior fiscal year period. Consolidated revenue for the third fiscal quarter of 2013 was favorably affected in the amount of $0.1 million by currency fluctuation, as compared with the prior fiscal year period, principally due to gains in the Euro against the U.S. dollar.

Gross margins were 50.9 percent for the third fiscal quarter of 2013, compared with 55.7 percent for the third fiscal quarter of 2012. The decrease in the gross margin over the prior year period was due primarily to the impact of the associated reduction in the high gross margin business at our Medical Products, increased depreciation expenses related to the Company’s IT Platform enhancement of $0.5 million as planned, increased IT support services of $0.8 million related to steady state expenses as planned, and increased international costs of $0.2 million, offset by decreased material costs of $0.4 million and decreased service costs of $0.4 million.

Total selling, general and administrative expenses for the third fiscal quarter of 2013 and 2012 were $12.6 million and $12.3 million, respectively. For the third fiscal quarter of 2013, total selling, general and administrative expenses included $0.4 million of additional depreciation expense for the IT platform and $0.2 million of additional customer service support, $0.2 million of increased R&D costs and $0.4 million in other cost increases. Offsetting this was $0.6 million of IT platform enhancement related expense incurred in the prior period and service cost reductions of $0.3 million.

- more -

During the third quarter of 2013, it became apparent that anticipated revenue trends in our Medical Products reporting unit were not being achieved to the extent forecasted. Early budget reviews also indicated future sales growth may be less than expected. We updated the forecasted results of operations for our Medical Products operating segment based on the most recent financial results and our best estimates of future operations. The updated forecast reflects a slower growth in revenues for the Medical Products segment due to anticipated continued pricing pressures from certain competitors greater than the anticipated growth from existing and new product sales. We recorded a $22.7 million pretax charge for the impairment of goodwill to reduce the carrying value of goodwill in our Medical Products segment. The impairment charge is non-cash in nature and does not affect the Company’s liquidity or debt covenant compliance.

Operating loss for the third fiscal quarter of 2013 was $16.8 million, a decrease of $26.0 million, compared with operating income of $9.2 million for the third fiscal quarter of 2012. Operating income, adjusted for the goodwill impairment charge for the third fiscal quarter of 2013, was $6.9 million.

The effective tax rate for the third fiscal quarter of 2013 and 2012 was 21.6% and 23.0%, respectively. The decrease in the effective tax rate was due primarily to benefits from U.S. foreign tax credits. Without impairment of goodwill the effective tax rate would have been 20.9% for the third fiscal quarter of 2013, a decline over the prior year's tax rate due primarily to benefits from U.S. foreign tax credits.

Net loss for the third fiscal quarter ended June 30, 2013 was $13.8 million, or $1.46 per diluted share, compared to net income of $6.6 million, or $0.69 per diluted share, in the same period last year. The decrease in net income was due to a goodwill impairment charge of $22.7 million, reduced high margin Medical Products sales of $1.9 million, increased IT expenses due to the Company’s IT platform enhancement of $1.7 million, additional customer service support of $0.2 million, offset by decreased taxes of $5.8 million, decreased service costs of $0.7 million.

Excluding the costs associated with the goodwill impairment, adjusted net income was $4.0 million. The resulting adjusted diluted earnings per share for the third fiscal quarter ended June 30, 2013 was $0.51 per share.

Adjusted EBITDA for the fiscal third quarter 2013 was $11.1 million compared with $13.9 million for the third fiscal quarter of 2012. The decrease was due primarily to lower earnings. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the third fiscal quarter of 2013 decreased 1.9 percent, or $0.5 million, from the third fiscal quarter of 2012 to $26.4 million. The decrease in the fiscal 2013 third quarter was primarily due to revenue decreases domestically over the prior year third fiscal quarter of $1.2 million, due to fewer equipment sales, offset by international increases of $0.6 million, due to service revenue growth across multiple regions, and currency translation benefits of $0.1 million.

Radiation Measurement operating income for the third fiscal quarter of 2013 decreased to $4.8 million, or 29.4 percent, from $6.8 million in the comparable prior year period. The decrease in operating income was due to increased IT expenses related to the Company’s IT platform enhancement of $1.7 million, $0.5 million decreased revenue, $0.2 million of additional customer service support, $0.2 million of increased R&D, and $0.2 million of international costs, offset by IT platform enhancement expenses of $0.6 million in the prior year period, lower acquisition and restructuring related costs of $0.2 million and lower material costs of $0.2 million.

- more -

Medical Physics Segment

Medical Physics revenues for the third fiscal quarter of 2013 decreased 2.5 percent, or $0.2 million, from the comparable period in fiscal 2012 to $7.9 million. The Medical Physics segment operating income increased to $1.0 million, or 12.7 percent of revenues as compared to operating income of $0.5 million, or 6.2 percent of revenues, in the third fiscal quarter of 2012 due primarily to decreased service costs of $0.7 million. We continue to see opportunity for additional operating improvements as we optimize the utilization model of the business.

Medical Products Segment

Medical Products revenues for the third fiscal quarter of 2013 decreased 45.2 percent, or $1.9 million, from the third fiscal quarter of 2012 to $2.3 million. Medical Products operating loss for the third fiscal quarter of 2013 was $22.6 million as compared to operating income of $1.9 million in the third fiscal quarter of 2012. The decrease in operating income was due primarily to a goodwill impairment of $22.7 million, as well as a decline in selling price and shipments of high margin Spherz product. During the third quarter of 2013, it became apparent that anticipated revenue trends in our Medical Products reporting unit were not being achieved to the extent forecasted. Early budget reviews also indicated future sales growth may be less than expected. We updated the forecasted results of operations for our Medical Products operating segment based on the most recent financial results and our best estimates of future operations. The updated forecast reflects a slower growth in revenues for the Medical Products segment due to anticipated continued pricing pressures from certain competitors greater than the anticipated growth from existing and new product sales. Since achieving a stabilization of revenue trends during the first-half of the fiscal year, we began to experience modest growth during the third fiscal quarter of 2013.

Fiscal Nine Months Financial Overview and Business Segment Results

Revenues for the first nine months of fiscal 2013 were $110.3 million, a decrease of $4.7 million, or 4.1 percent compared with revenues of $115.0 million for the same period in fiscal 2012. The Medical Products segment had a decline of $3.3 million and the Radiation Measurement segment decreased $1.3 million in revenues.

Gross margins were 53.3 percent for the first nine months of fiscal 2013, compared with 58.0 percent for the first nine months of fiscal 2012. The decline in gross margin over the prior year period was due to increased IT expenses related to the Company’s IT Platform enhancement of $3.9 million and international costs of $0.6 million, partially offset by lower materials costs of $1.2 million and lower service costs of $0.2 million.

Total selling, general and administrative expenses for the first nine months of fiscal 2013 were $38.5 million, an increase of $1.3 million, or 3.5 percent, compared to $37.2 million for the first nine months of fiscal 2012. For the first nine months of fiscal 2013, total selling, general and administrative expenses included $1.1 million additional depreciation expense for the IT platform enhancement, $1.0 million of customer service related expenses, other cost changes of $1.0 million and $0.2 million of increased R&D costs, as compared to service cost reductions of $1.0 million and IT platform enhancement related expenses of $1.0 million in the prior year.

In the first nine months of fiscal 2013, we incurred $0.4 million acquisition expenses related primarily to Medical Physics, as compared to $2.5 million in the first nine months of fiscal 2012 primarily due to the acquisition of IZI Medical Products during the first fiscal quarter of 2012.

- more -

Operating loss for the first nine months of fiscal 2013 was $2.9 million, a decrease of $29.9 million, compared with operating income of $27.0 million for the same period in fiscal 2012. The decrease in operating income was due to a goodwill impairment charge of $22.7 million, reduced high margin Medical Products revenue of $3.3 million, reduced Radiation Measurement revenue of $1.3 million, increased IT expenses due to the Company’s IT platform enhancement of $5.0 million and additional customer service support of $1.0 million, compared to acquisition costs of $2.1 million, lower service cost of $1.2 million, material costs of $1.2 million and IT platform enhancement expense of $1.0 million in the prior year period.

The effective tax rate was a benefit of (4.6)% and an expense of 29.2% for the first nine months of fiscal 2013 and 2012, respectively. The decline in the effective tax rate was primarily due to the U.S. research and development credits having a larger impact on our effective tax rate due to lower pretax income. Without impairment of goodwill the effective tax rate would have been 25.7% for the first nine months of fiscal 2013, a decline over the prior year rate due primarily to the U.S. research and development credits.

As a result, net loss for the first nine months of fiscal 2013 of $3.7 million, compared to $18.6 million in the same period in fiscal 2012, primarily due to the goodwill impairment charge of $22.7 million.

Adjusted EBITDA for the first nine months of fiscal 2013 was $35.4 million compared with $42.3 million for the first nine months of fiscal 2012. The decrease was due primarily to lower overall earnings particularly due to reduced high margin Medical Products revenue. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first nine months of fiscal 2013 decreased 1.6 percent, or $1.3 million, from the first nine months of fiscal 2012 to $80.0 million. The decrease in the first nine months of fiscal 2013 was primarily due to decreases of equipment sales domestically of approximately $2.0 million and currency impacts of $0.2 million, offset by international sales gains of $0.9 million as compared to prior fiscal year first nine months.

Radiation Measurement operating income for the third fiscal quarter of 2013 decreased to $16.1 million, or 22.3 percent, from $21.1 million in the comparable prior year period. The decrease in operating income was due to reduced Radiation Measurement revenue of $1.3 million, increased IT expenses due to the Company’s IT platform enhancement of $5.0 million, additional customer service support of $1.0 million, additional manufacturing and international costs of $0.5 million and $0.2 million of increased R&D costs offset by prior fiscal year first nine months acquisition costs of $2.1 million and prior year IT platform enhancement related costs of $1.0 million.

Medical Physics Segment

Medical Physics revenues for the first nine months of fiscal 2013 decreased $0.1 million from the comparable period in fiscal 2012 to $23.1 million. The Medical Physics segment operating income was $2.6 million, or 11.3 percent of revenues, as compared to $1.5 million, or 6.5 percent of revenues, in the first nine months of fiscal 2012, due primarily to decreased service costs of $1.2 million.

- more -

Medical Products Segment

Medical Products revenues for the first nine months of fiscal 2013 decreased 31.4 percent, or $3.3 million, from the first nine months of fiscal 2012 to $7.2 million. Medical Products operating loss for the first nine months of fiscal 2013 was $21.6 million as compared to $4.3 million in the first nine months of fiscal 2012. The decrease in operating income was due to a goodwill impairment charge of $22.7 million and a decline in revenue by $3.3 million. During the third quarter of 2013, it became apparent that anticipated revenue trends in our Medical Products reporting unit were not being achieved to the extent forecasted. Early budget reviews also indicated future sales growth may be less than expected. We updated the forecasted results of operations for our Medical Products operating segment based on the most recent financial results and our best estimates of future operations. The updated forecast reflects a slower growth in revenues for the Medical Products segment due to anticipated continued pricing pressures from certain competitors greater than the anticipated growth from existing and new product sales.

Balance Sheet

Landauer ended the third fiscal quarter of 2013 with total assets of $270.9 million, compared to total assets of $302.1 million at the end of fiscal 2012, a decrease of $31.2 million, of which $22.7 million was related to the goodwill impairment charge. The Company completed the quarter with $9.0 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $35.4 million under its newly extended $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Net operating cash flow generated during the first nine months of fiscal 2013 was $16.5 million. We have amended and extended our credit facility with our lenders to provide increased flexibility under our covenant structure and reduced borrowing spreads, and have extended the term of the maturity date to July 2018.

Fiscal 2013 Outlook

Saxelby concluded, “We have revised our Adjusted EBITDA and Net Income outlook for the remainder of the year driven primarily by the lack of performance of our Medical Products business. Despite having to lower our near-term expectations, we continue to be focused on the long-term growth of the consolidated business and remain committed to executing against our strategic objectives, maintaining a robust dividend and creating value for our shareholders over the long-term.”

Landauer’s business plan for fiscal 2013 currently anticipates aggregate revenues for the year to be in the range of $150 to $155 million. The business plan also anticipates a blended effective tax rate for the full fiscal year to be within a range of 26 percent to 28 percent, excluding any impact due to the goodwill impairment charge.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2013 in the range of $18.5 to $20.5 million and Adjusted EBITDA expected for fiscal 2013 in the range of $47 to $49 million.

- more -

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 6, 2013, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-1465 (within the United States and Canada), or 480-629-9867 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4631429#, which will be available through Friday, September 6, 2013. The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit our website at http://www.landauer.com.

- more -

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2012 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems. A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations. This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems. In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first several months of the platform’s start-up phase, there can be no assurance that the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

- more -

Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	June 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,997	$17,633
Receivables, net of allowances of $728 and $1,088, respectively	34,807	35,165
Inventories	9,487	8,638
Prepaid income taxes	3,513	2,148
Prepaid expenses and other current assets	4,518	3,975
Current assets	61,322	67,559
Property, plant and equipment, at cost	106,248	101,375
Accumulated depreciation and amortization	(53,326)	(46,983)
Net property, plant and equipment	52,922	54,392
Equity in joint ventures	22,735	24,108
Goodwill	83,833	106,717
Intangible assets, net of accumulated amortization of $12,229 and $9,696, respectively	37,987	37,402
Dosimetry devices, net of accumulated depreciation of $9,989 and $8,879, respectively	6,221	6,189
Other assets	5,837	5,758
Assets	$270,857	$302,125
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,490	$9,656
Dividends payable	5,389	5,345
Deferred contract revenue	13,572	14,947
Accrued compensation and related costs	7,146	8,260
Other accrued expenses	8,863	7,096
Current liabilities	40,460	45,304
Non-current liabilities:
Long-term debt	139,560	141,347
Pension and postretirement obligations	17,655	17,586
Deferred income taxes	10,118	15,733
Other non-current liabilities	892	1,053
Non-current liabilities	168,225	175,719
Stockholders' equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,589,705 and 9,493,368 shares issued and outstanding at June 30, 2013 and September 30, 2012 respectively	959	949
Additional paid in capital	39,034	35,898
Accumulated other comprehensive loss	(7,866)	(5,272)
Retained earnings	28,721	48,142
Landauer, Inc. stockholders' equity	60,848	79,717
Noncontrolling interest	1,324	1,385
Stockholders' equity	62,172	81,102
Liabilities and Stockholders' Equity	$270,857	$302,125
- more -

Landauer, Inc. and Subsidiaries

Third Fiscal Quarter 2013 Financial Highlights

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2013	2012	2013	2012
Net revenues	$36,580	$39,205	$110,343	$114,968

Cost and expenses:
Cost of sales	17,964	17,357	51,577	48,292
Selling, general and administrative	12,550	12,251	38,519	37,216
Goodwill impairment charge	22,700	0	22,700	0
Acquisition and reorganization costs	142	348	442	2,509
Costs and expenses	53,356	29,956	113,238	88,017

Operating (loss) income	(16,776)	9,249	(2,895)	26,951
Equity in income of joint ventures	471	684	2,555	2,555
Interest expense, net	(1,154)	(1,113)	(3,268)	(2,566)
Other income (expense), net	112	(50)	431	0

(Loss) income before taxes	(17,347)	8,770	(3,177)	26,940
Income taxes	(3,748)	2,014	146	7,860

Net (loss) income	(13,599)	6,756	(3,323)	19,080
Less: Net income attributed to noncontrolling interest	154	190	400	479

Net (loss) income attributed to Landauer, Inc.	$(13,753)	$6,566	$(3,723)	$18,601

Net (loss) income per share attributable to Landauer, Inc. shareholders:
Basic	$(1.46)	$0.70	$(0.40)	$1.98
Weighted average basic shares outstanding	9,439	9,371	9,402	9,357

Diluted	$(1.46)	$0.69	$(0.40)	$1.97
Weighted average diluted shares outstanding	9,439	9,412	9,402	9,397

Dividends paid per share	$0.55	$0.55	$1.65	$1.65

- more -

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended June 30,
	2013	2012
Adjusted EBITDA
Net (loss) income attributed to Landauer, Inc.	$(13,753)	$6,566
Add back:
Interest expense, net	1,049	1,020
Depreciation and amortization	3,884	2,722
Provision for income taxes	(3,748)	2,014
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	$(12,568)	$12,322
Adjustments:
Non-cash stock based compensation	789	661
IT platform enhancements expenses	1	585
Acquisition and reorganization costs	142	348
Goodwill impairment charge	22,700	0
Sub-total adjustments	23,632	1,594
Adjusted EBITDA	$11,064	$13,916

Adjusted Net Income
Net (loss) income attributed to Landauer, Inc.	$(13,753)	$6,566
Sub-total adjustments	23,632	1,594
Income-taxes on adjustments	(5,105)	(367)
Adjustments, net	18,527	1,227
Adjusted, Net Income	$4,774	$7,793
Adjusted Net Income per Diluted Share	$0.51	$0.83
- more -

	Nine Months Ended June 30,
	2013	2012
Adjusted EBITDA
Net (loss) income attributed to Landauer, Inc.	$(3,723)	$18,601
Add back:
Interest expense, net	2,957	2,319
Depreciation and amortization	10,860	7,752
Provision for income taxes	146	7,860
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,240	$36,532
Adjustments:
Non-cash stock-based compensation expense	1,855	2,115
IT platform enhancements expenses	206	1,173
Acquisition and reorganization costs	442	2,509
Goodwill impairment charge	22,700	0
Sub-total adjustments	25,203	5,797
Adjusted EBITDA	$35,443	$42,329

Adjusted Net Income
Net (loss) income attributed to Landauer, Inc.	$(3,723)	$18,601
Sub-total adjustments	25,203	5,797
Income taxes on adjustments	1,159	(1,693)
Adjustments, net	26,362	4,104
Adjusted Net Income	$22,639	$22,705
Adjusted Net Income per Diluted Share	$2.41	$2.42

Free Cash Flow
Net cash provided by operating activities	$16,533	$30,453
Capital expenditures	(5,286)	(11,476)
Free Cash Flow	11,247	18,977
IT platform enhancements expenses	206	1,173
Acquisition and reorganization costs	442	2,509
Adjusted Free Cash Flow	$11,895	$22,659

- more -

Segment Information

Three Months Ended June 30, 2013
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$26,383	$7,903	$2,294	$36,580
Operating income (loss)	4,759	1,056	(22,591)	(16,776)

Three Months Ended June 30, 2012
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$26,926	$8,064	$4,215	$39,205
Operating income	6,813	517	1,919	9,249

Nine Months Ended June 30, 2013
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$80,035	$23,090	$7,218	$110,343
Operating income (loss)	16,142	2,580	(21,617)	(2,895)

Nine Months Ended June 30, 2012
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$81,328	$23,186	$10,454	$114,968
Operating income	21,132	1,519	4,300	26,951

	June 30, 2013	September 30, 2012
Segment assets:
Radiation Measurement	$163,001	$171,831
Medical Physics	35,784	36,304
Medical Products	72,072	93,990
Consolidated assets	$270,857	$302,125

- # # # -